EXHIBIT 1

     AGREEMENT (the "Agreement") dated as of November 27, 1999 (the "Closing Date") by and between SETO HOLDINGS, INC. ("SETO"), and the persons listed on Exhibit A hereto (collectively, the "Stockholders").

     WHEREAS, (i) SETO is a corporation organized and existing under the laws of the State of Nevada; (ii) FIMAS SDN. BHD. (the "Company" and, unless the context otherwise requires includes all the Subsidiaries of the Company whose operations are reflected in the calculation of Net Tangible Assets pursuant to Section 1.2) is a corporation organized and existing under the laws of Malaysia and (iii) LIM AH HUAT, YAP HUN KOK, and VOON SOO TUCK (collectively, the "Executives") are the principal executive officers and the principal stockholders of the Company; and
(iv) VOON SU PIANG, WANG YUNN ING, TIEW CHEOW NAN and FIMAS GLOBAL SDN. BHD are principal stockholders of the Company; and

     WHEREAS, the Stockholders wish to sell to SETO, and SETO wishes to purchase from the Stockholders, all of the issued and outstanding capital stock of the Company upon the terms and conditions hereinafter set forth (the "Acquisition"); and

     WHEREAS, the respective parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth


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herein  and  such  other  good  and  valuable  consideration,  the  receipt  and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     Section 1. Sale and Purchase of the Company Shares.

     1.1 Sale of the Company Shares. Each Stockholder does hereby agree to sell and deliver to SETO, and SETO does hereby agree to purchase from each Stockholder, at the Closing (as defined in Section 9), the number of shares of the Company's common stock owned by such Stockholder as set forth on Exhibit A hereto (the "Company Shares") by delivering to the Company stock certificates representing his Company Shares, accompanied by a stock power executed by such Stockholder, with his signature Medallion Guaranteed, together with all applicable stock transfer tax stamps relative to said certificates.

     1.2 Payment of Purchase Price. The purchase price shall be 6,000,000 shares (the "SETO Shares") of SETO common stock (collectively the "Purchase Price"). At the Closing or as soon as possible within two weeks, SETO shall deliver to the Stockholders 5,000,000 SETO Shares. If SETO makes available to the Company an aggregate of USD $1,500,000 additional working capital and the Company's operations for the fiscal year ended March 31, 2001 generate net income of at least USD $1,000,000, as determined by SETO'S certified public accountants in accordance with generally


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accepted  accounting  principles  as in effect  from time to time in the  United
States ("GAAP"), consistently applied, then SETO will issue to the Stockholders, pro rata, 1,000,000 additional SETO Shares.

     Section 2. Representations, Warranties, Covenants, and Acknowledgments of the Stockholders. The representations and warranties made and given in this
Section 2 are made by each Stockholder independent of the other Stockholders, and any claim or liability for the breach of any such representation or warranty shall be several against only the breaching Stockholder. Each Stockholder severally (but not jointly) represents, warrants covenants, acknowledges and agrees as follows:

          2.1 Investment. Such Stockholder is acquiring the SETO Shares for his own account, and not for the account of any other person. Such Stockholder is acquiring the SETO Shares for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regarding the sale of securities.

          2.2 Business Experience. Such Stockholder is capable of evaluating the merits and risks of his investment in SETO by acquiring the SETO Shares pursuant to this Agreement.

          2.3 Access to Information. Such Stockholder has had the opportunity to ask questions of, and to receive answers from,


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     Eugene  J.  Pian,  the  Chairman  of SETO,  with  respect  to the terms and conditions  of the  transactions  contemplated  by this  Agreement and with
     respect  to  the  business,  affairs,  financial  condition,   results  and
     prospects of operations of SETO. Such Stockholder has received from Mr. Pian and has read SETO's Annual Report on Form 10K-SB for the fiscal year ended January 31, 1999 and its Current Report on Form 10Q-SB for the quarter ended October 31, 1999 and has had access to such additional financial and other information as he has deemed necessary for him to make a fully-informed decision to invest in SETO by acquiring SETO Shares pursuant to this Agreement; and he has had the opportunity to obtain any additional information necessary to verify any of such information to which he has had access.

          2.4 Speculative Investment. Such Stockholder's investment in SETO by acquiring the SETO Shares pursuant to this Agreement is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. The amount of such potential total investment loss is within such Stockholder's risk capital means and is not so great in relation to his total financial resources as to jeopardize his personal financial needs or those of his family in the event such investment were to be lost in whole.


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          2.5 SETO Shares Unregistered.  Such Stockholder must bear the economic risk of his investment in the SETO Shares for an indefinite period of time because the SETO Shares being issued to him pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore such Shares cannot be sold or otherwise transferred by such Stockholder unless such Shares are registered under the Securities Act or an exemption from such registration is available. None of
     SETO  nor  any  of  its   officers,   directors,   employees,   agents   or
     representatives   has  made  any  agreements,   covenants  or  undertakings
     whatsoever either (i) to register the SETO Shares, or any of them, or (ii) as to whether any exemption will be available from the registration requirements of the Securities Act for the future sale of any SETO Shares, including without limitation for sales thereof under Rule 144 promulgated under the Securities Act. Such Stockholder acknowledges that the exemption under Rule 144 as currently in effect would not be available until at least one year after the Closing Date and not then unless, as to which neither
     SETO  nor  any  of  its   officers,   directors,   employees,   agents   or
     representatives, has given any assurance will occur: (i) a public trading market then exists for SETO's Common Stock; (ii) either SETO is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, or adequate current information


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     as to SETO's  financial and other affairs and  operations is then available to the public; and (iii) all other applicable terms and conditions of Rule 144 have been satisfied by SETO and such Stockholder.

          2.6. Restrictive Legend. Stock certificates evidencing the SETO Shares shall bear a restrictive legend for securities not registered under the Securities Act, substantially as follows:

          THE OFFERING AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993 ("SECURITIES ACT") OR UNDER ANY STATE SECURITIES ACT ("STATE ACT"). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE ISSUER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE SECURITIES ACT AND THE STATE ACT.

          2.7 Questionnaire. Such Stockholder has truthfully completed the Questionnaire in the form of Exhibit 2.7 hereof.

          2.8 Tax Advice. Neither SETO nor the Company has made no warranties or representations to such Stockholder with respect to the income tax consequences of the transactions contemplated by this Agreement, and such Stockholder is in no manner relying on SETO or the Company or their respective representatives for an assessment of such tax consequences.


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          2.9 Authorization.

               (a) Such Stockholder has full power and authority and legal capacity to enter into this Agreement and to perform this Agreement in accordance with its terms; and the execution, delivery and performance of this Agreement by such Stockholder has been duly authorized by all necessary corporate or other action. Such Stockholder is not bound by any contractual or other obligation that would be violated by his execution and performance of this Agreement; and this Agreement is a valid and binding obligation of such Stockholder enforceable in accordance with its terms.

               (b) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of any of the transactions contemplated herein nor compliance by such Stockholder with the terms, conditions and provisions hereof or of any agreement or instrument contemplated hereby will (i) conflict with, result in a breach of, or constitute an event of default under (1) any material instrument, agreement, lease, license, franchise, permit, or other authorization, right, or obligation to which such Stockholder or the Company is a party or any of his or its properties is subject or by which they are bound, or (2) any statute, ordinance, rule, regulation, judgment, order, award or decree applicable to such Stockholder or the Company, or (ii) require the approval, consent or authorization of, or the making of


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          any declaration,  filing or registration  with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

          2.10 Ownership of the Company's Shares. Such Stockholder is the record owner and the beneficial owner of the capital stock of the Company set forth opposite his name on Exhibit A. Such Stockholder owns the Company Shares free and clear of all liens and encumbrances, and he has the full and complete right and power to dispose of the Company Shares in accordance with the terms of this Agreement. At the Closing, such Stockholder will transfer the Company Shares to SETO free and clear of all liens and encumbrances. There are no existing arrangements that require or permit any of the Company Shares to be voted by or at the discretion of anyone other than such Stockholder.

          2.11 Confidentiality. Such Stockholder agrees to maintain as confidential, and not use for his own benefit or for the benefit of any third party, all material information and knowledge of the Company not generally known or available to the public, including, without limitation, its business, affairs, research and development, strategic and operating plans, products and prospects (the "Confidential Information"), except (i) with respect to those governmental agencies to which disclosure is required by law or applicable regulation, (ii) pursuant to subpoena


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     or other compulsory  process, or (iii) as may otherwise be required by law.
     In the event disclosure of Confidential Information is required under subsections (i) through (iii) above, such Stockholder will, to the extent lawfully possible, give SETO at least five (5) days prior written notice before his disclosure and will provide SETO with copies of any responsive materials.

          2.12 Non-Solicitation. (a) For a period of three years after the Closing Date such Stockholder will not either directly or indirectly for himself or any third party (a) solicit, induce, recruit, or cause any person who was, is or hereafter becomes an employee of the Company to terminate his employment for the purpose of joining, associating or becoming employed by any business or activity (i) which is in competition with any product sold, or any business or activity now or hereafter engaged in, by the Company or SETO or (ii) in which such Stockholder is an officer or director or directly or indirectly has any ownership interest or to which he provides any services or (b) interfere or harm the contractual or business relationships of the Company or SETO with any person, firm or entity which was, is or hereafter becomes a licensor, licensee or independent contractor of the Company or SETO.

          2.13 Release of The Company. (a) As a material inducement to SETO to enter into this Agreement and deliver the SETO Shares hereunder, such Shareholder hereby irrevocably and


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     unconditionally  releases,  acquits, and forever discharges the Company and each of its stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, and attorneys of such divisions, subsidiaries, and affiliates), and all persons acting by, through, under, or in concert with any of them (the Company and each of its stockholders, etc. are collectively the "The Company Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses which such Stockholder now has, owns, or holds, or claims to have, own, or hold, or which he at any time heretofore had, owned, or held, or claimed to have, own or hold, or which he at any time hereafter may have, own, or hold, or claim to have, own, or hold, against each or any of the Company Releasees with respect to any events which occurred prior to the date of this Agreement.

          (b) For the purposes of implementing a full and complete release and discharge of the Company Releasees, such Stockholder expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims, other than those for indemnification, which he does not know or suspect


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     to exist  in his  favor as of the  date of this  Agreement,  and that  this
     Agreement contemplates the extinguishment of any such claim or claims.

          (c) The foregoing provisions of Section 2.13(a) and (b) shall not in any way be construed as any claim or admission by any the Company Releasee that the Company has acted wrongfully with respect to such Stockholder or to any other person, or that such Stockholder has any rights whatsoever against the Company.

          Section 3. Representations and Warranties of the Company and the Executives. Each of the Company and the Executives, jointly and severally, represent and warrant to SETO as follows:

          3.1 Organization. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect. The


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     copies of the certificate of incorporation  and by-laws of the Company that have been delivered to SETO are complete and correct as of the date of this Agreement, and the duplicate minute book of the Company which has been furnished to SETO is complete and accurately reflects all material actions or consents to action taken prior to the date of this Agreement by the Board of Directors and stockholders of the Company.

          3.2 Equity Capitalization; Subsidiaries and Joint Ventures. For purposes of this Agreement, a "Joint Venture" means an entity in which the Company, either jointly or individually, is, directly or indirectly, the beneficial owner of any class of capital stock or other equity security or any profit participation interest. The Company has no subsidiaries and is not a participant in any Joint Venture, limited liability company, partnership or other arrangement except as listed on Schedule 3.2, which also sets forth the number of shares and the percentages of equity ownership of the Company in each thereof. Schedule 3.2 also sets forth the equity capitalization of the Company, including the total number of authorized and issued shares of equity securities (the "Company Securities") as of the date hereof. All issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and were issued in full compliance with all applicable securities laws.


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     In connection with the issuance of all outstanding Company Securities there are no preemptive rights. Except for the Company Securities, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no obligations of the Company to issue, repurchase, redeem, or otherwise acquire (1) any shares of capital stock or other voting securities, (2) no securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (3) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

          3.3  Restrictions  on  Business  Activities.  Except as  disclosed  on
     Schedule 3.3, there is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing (a) the ability of the Company to conduct its business in any geographic area or field of use, (b) any acquisition of property by the Company, or (d) the conduct of business by the Company as currently conducted or as currently proposed to be conducted by the Company.


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          3.4  Authorization;  Binding  Agreement.  The  Company  has  the  full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholders and (assuming the Agreement has been duly and validly executed by SETO) constitutes a legal, valid and binding agreement of the Company and the Stockholders,
     enforceable  against  them  in  accordance  with  its  terms,   subject  to
     applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity.

          3.5 Noncontravention. Except as set forth on Schedule 3.5, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (b) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, agreement or other instrument


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     or obligation (collectively, "Contracts and Other Agreements") to which the
     Company is a party the failure to obtain consent or approval or to give notice under which, or the conflict with or violation of, breach of or default under, would, individually or in the aggregate, have a material adverse effect on the Company or (c) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "Legal Requirements") applicable to the Company or its properties or assets the violation of which, individually or in the aggregate, would have a material adverse effect on the Company.

          3.6 Third Party Approvals. Except as set forth on Schedule 3.6, no consent, approval or authorization of or declaration or filing with any U.S. or foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Entity") or other person or third party on the part of the Company is required in connection with the execution or delivery by the Company and the Stockholders of this Agreement or the consummation by the Company and the Stockholders of the transactions contemplated hereby.

          3.7 Financial Statements; Absence of Undisclosed Liabilities. (a) The Company will furnished to SETO the audited consolidated balance sheets of the Company as at March 31, 1999,


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     1998  and 1997  and the  related  consolidated  statements  of  operations, stockholders' equity and cash flows for the years then ended, including the footnotes thereto (the "Audited Financial Statements"), certified by J.B. LAU & Associates, independent certified public accountants. The Audited Financial Statements and the Interim Financial Statements will be prepared in accordance with GAAP, and present fairly, on a consistent basis, the consolidated financial position and consolidated results of operations of the Company on and as of the dates and for the periods therein indicated. The statements of operations will not contain any special or nonrecurring items (as compared to the prior year) of income or loss.

          (b) Except as set forth in the Audited Financial Statements or incurred in connection with this transaction, the Company will have no direct or indirect material liabilities of any nature whatsoever.

          (c) The Audited Financial Statement ending March 31, 2000 and the management accounts ending Oct. 31, 1999 will show that as of October 31, 1999, the Company had Net Tangible Assets of at least USD $4,000,000.

          3.8 Absence of Certain Changes or Events. Since December 31, 1998 the Company has conducted its business in the ordinary course consistent with past practice and there has not


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     been  any  condition,  event or  occurrence  that,  individually  or in the aggregate, has resulted, or could reasonably be expected to result, in a material adverse effect with respect to the Company.

          3.9 Absence of Litigation. Except as set forth on Schedule 3.9, as of the date hereof there are no claims, actions, proceedings, investigations or audits pending or, to the knowledge of the Company, threatened against the Company on the date hereof before any court or Governmental Entity or Regulatory Agency. As of the date hereof, the Company is not subject to any order, judgment, injunction or decree (collectively, "Orders") of any court, Governmental Entity or Regulatory Agency. Schedule 3.9 sets forth the best faith estimates of the Company as to the maximum amount of the potential liability of the Company with respect to each claim, action, proceeding, investigation and audit pending as reflected in the statements of claim and pleadings related thereto.

          3.10 Contracts. Schedule 3.10 sets forth, as of the date hereof, a list of all of the following Contracts and Other Agreements to which the Company is a party: (i) contracts, severance agreements, non-competition agreements, non-disclosure agreements or any other type of contract or understanding with any current or former holder of at least 10% of the outstanding Company Common Stock, or any current or former officer, director, employee or person retained by the Company (including, without limitation,


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


     independent consultants and commission agents); (ii) contracts and other agreements with any labor union or association representing any employee of the Company; (iii) partnership, joint venture or license agreements; (iv) indentures, mortgages, promissory notes, loan agreements, guarantees or other agreements or commitments for the borrowing of money or for a line of credit; (v) contracts with any person to sell, distribute or otherwise market any of the Company's products or services, other than in the ordinary course of business; (vi) contracts (other than those terminable without penalty on not more than thirty (30) days notice) for the purchase or lease of materials, supplies, goods, services, equipment or other assets providing for future aggregate payments by the Company of $25,000 or more;
     (vii) contracts for the sale of any material assets of the Company other than in the ordinary course of business or the grant to any person of any options or preferential rights to purchase any material assets of the Company; (viii) contracts under which the Company agrees to indemnify any party, to guarantee any third party obligations or to share the tax liability of any party; (ix) contracts relating to the acquisition by the Company of any operating business or the capital stock of any other person;
     (x) contracts containing obligations or liabilities of any kind to holders of the Company Securities; (xi) contracts for the payment of fees or other consideration to any current or former employee,


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


     consultant, officer or director of the Company; (xii) leases or options or rights of first refusal for the purchase or lease of any real property;
     (xiii) contracts which contain any material non compete or exclusivity provisions with respect to any business or geographic area in which business is conducted with respect to the Company or which restricts the conduct of any business by the Company or any geographic area in which the Company may conduct business or requires exclusive referrals of any business, in each case in any material respect; or (xiv) contracts with any person for the provision of investment banking or financial consulting services by the Company. There have been delivered or made available to SETO true and complete copies of all such Contracts and Other Agreements as set forth on Schedule 3.10. All of such Contracts and Other Agreements are in full force and effect with respect to the Company and are in full force and effect with respect to the other parties thereto.

          3.11 Compliance. (a) Except as set forth on Schedule 3.11, the Company is not in default or violation of any term, condition or provision of (a) its certificate of incorporation or by-laws, (b) any of the Contracts and Other Agreements set forth on Schedule 3.10 or (c) any Legal Requirements applicable to the Company the default or violation of which individually, or in the aggregate, would have a material adverse effect on the Company.

          (b) For purposes of this Section 3.11:

          "Hazardous Material" shall mean any material or substance that, whether by its nature or use, is now or hereafter defined as hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law (defined below), or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental Law, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product, lead paint, asbestos, asbestos-containing materials or polychlorinated biphenyls;

          "Environmental Laws" means those federal, provincial, local and other laws, statutes, ordinances, rules, regulations, orders and decrees (including any amendments thereto) relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants, wastewater (other than non-contact cooling or process water), or wastes constituting hazardous substances in, into, onto or upon the environment (including, without limitation, ambient air, surface water, groundwater, or land), or otherwise relating to the processing, distribution, use, treatment, collection, accumulation, storage, disposal, transport, or handling of Hazardous Materials.

          (c) The operations of the Company have been and are now in material compliance with all Environmental Laws. All approvals of government authorities required to be held by the Company concerning the environment have been obtained, are valid and are in full force and effect, have been and are being complied with in all material respects and there are no proceedings commenced or threatened to revoke or amend any such approvals. The business operations of the Company have not and are not now the subject of any remedial order (being any administrative complaint, direction, order or sanction issued, filed or imposed by any governmental authority pursuant to any Environmental Laws). No part of any premises occupied by the Company in the operation of its business has ever been used as a landfill or for the disposal of waste or, except for the operations of the Company conducted in material compliance with Environmental Laws, for the storage, treatment or disposal of Hazardous Material. The Company neither uses nor stores in or on the premises occupied by it in the operation of its business any Hazardous Material other than in material compliance with Environmental Laws. The Company and the Executives have no knowledge of any Hazardous Material in, on or under the premises occupied by it in the operation of its business other than those used in the ordinary course of the Company's business.

          3.12 ERISA and Employee Benefit Matters.

               (a) Neither the Company nor any ERISA Affiliate (as defined below) maintains any Employee Benefit Plan. As used in this Agreement, "Employee Benefit Plan" shall mean any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or unwritten) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any ERISA
          Affiliate which are now, or were within the past six (6) years, maintained by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has or could have any obligation or liability, whether actual or contingent (and including, without limitation, any liability arising out of an indemnification, guarantee, hold harmless or similar agreement), including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. As used in this Agreement, "ERISA Affiliate" shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is or was a member of (i) a controlled group of corporations within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code or (iii) an affiliated service group within the meaning of Section 414(m) of the Code.

          3.13 Intellectual Property; Software.

               (a) Except as set forth on Schedule 3.13(a), (i) the Company owns or has a valid license or otherwise has the right to use all patents, copyrights, trademarks, service marks and trade names, including any registrations or applications for registration of any of the foregoing, technology, know-how, computer software programs and applications, and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are material to the operation of the business of the Company as presently conducted, all of which are listed on Schedule 3.13 (ii) the use of the Intellectual Property by the Company does not infringe upon or otherwise violate any intellectual property rights of third parties and (iii) no third party, including, but not limited to, any employee, former employee, independent contractor or consultant of the Company is infringing upon or otherwise violating the rights of the Company in the Intellectual Property.

               (b) Schedule 3.13 also contains a list of all patents issued, assigned to or licensed by, and trademarks registered to, the Company and all pending applications therefor. Except as set forth on said Schedule, the Company owns or has an exclusive right or license to use the Scheduled IP free and clear of all liens and encumbrances. No consent of any third party is or will be required for the use by SETO of any of the Scheduled IP or the transfer of the Company's rights therein to SETO. Except as set forth on said Schedule, the Company is not obligated to pay any royalties or fees with respect to the Scheduled IP. Said Schedule also contains a true and complete list of all licenses of or rights to any intellectual property rights granted by the Company to others.

               (c) The Company does not have knowledge of any infringement by it upon the patents, trademarks, trade names, service marks, trade secrets, copyrights or other intellectual property rights of others. The Company has not received any notice of, nor has it been a defendant or plaintiff in any suit, action or proceeding which involves, any claim that the Company has infringed or is infringing any intellectual property rights of others. The Company has taken all measures as it has deemed necessary and appropriate in the circumstances to maintain the confidentiality of the process and formulae, research and development results and other know-how of the Company. The Company has obtained from its current employees and consultants written confidentiality agreements, copies of which are attached hereto as Exhibit 3.13(a).

               (d) To the knowledge of the Company, the computer software and hardware of the Company is free of defects in programming and operation, which individually or in the aggregate would have a material adverse effect with respect to the Company. Any software products or services owned, provided or otherwise developed by the Company, or used by the Company in the conduct of the Company's business as presently conducted and as it is expected to be conducted after the date of this Agreement, whether in whole or in part, by or for the Company, which incorporate any date- related information or otherwise process any date-related information, provide, among other things, the following functionality: (i) accurate processing of date-related information before, during and after January 1, 2000, including accepting the date input, providing the date output, and performing calculations on dates or portions of dates; (ii) accurate functioning without interruption before, during and after January 1, 2000 without any change in operation associated with the advent of the new century; (iii) ability to respond to two digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner and (iv) the ability to store and provide output date information in ways that are unambiguous as to century.

          3.14 Labor Matters.

          (a) Neither the Company nor any of the Stockholders has been advised by, or has knowledge that, any of the Company's officers or other executive level employees (such as managing directors) intends to leave its employ.

          (b) The Company is in compliance in all material respects with all laws (including any legal obligation to engage in affirmative action), agreements and contracts relating to the employment of former, current, and prospective employees and independent contractors of the Company, including all such laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and it has timely prepared and filed all appropriate forms required by any relevant governmental authority. The Company is not engaged in any unfair labor practice.

          (c) No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated. The Company has no obligation to negotiate any such collective bargaining agreement, and neither the Company nor any of the Stockholders has been advised that, or has any knowledge that, the employees of the Company desire to be covered by a collective bargaining agreement.

          (d) There are no strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company and the Stockholders, threatened with respect to the employees of the Company, nor has any such strike, slowdown or work stoppage occurred or, to the best knowledge of the Company and the Stockholders, been threatened since January 1, 1998. There is no representation claim or petition pending before or any federal, state or local labor agency, and, to the best knowledge of the Stockholders, no question concerning representation has been raised or threatened since January 1, 1998 respecting the employees of the Company.

          (e) There are no complaints or charges against the Company pending before any federal, state or local labor agency, and, to the best knowledge of the Stockholders, no person has threatened since January 1, 1998 to file any complaint or charge against the Company with any such board or agency.

          (f) No charges with respect to or relating to the business of the Company or any affiliate thereof are pending before any federal, state or local agency responsible for the prevention of unlawful employment practices.

          (g) Since January 1, 1998, the Company has not received any notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company, and, to the best knowledge of the Stockholders, no such investigation is in progress.

          (h) Schedule 3.14 hereto is a schedule setting forth, the annual base salary of each salaried employee of the Company as of June 30, 1999 and as proposed as of January 1, 2000.

          (i) Schedule 3.14 hereto contains the names of all employees or former employees of the Company who are receiving, or who are entitled to receive after the date hereof, continuing payments of any kind after termination of employment together with the annual amounts payable to each of such employees and the duration of such payments.

          3.15 Insurance Coverage. Attached hereto as Schedule 3.15 is a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company. True and complete copies of all such policies and bonds have been delivered by the Company to SETO. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, except as could not reasonably be expected to have a Material Adverse Effect with respect to the Company. All premiums payable under all such policies and bonds have been timely paid, and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Each insurance policy is in full force and effect. The insurance policies provide adequate coverage for all normal risks incident to the Company's business conducted on the date hereof and the assets and properties of the Company.

          3.16 Licenses and Permits. Schedule 3.16 lists each material license, franchise, permit, certificate, approval or other similar authorization issued by any Governmental Entity or Regulatory Agency to the Company and affecting, or relating in any way to, the assets or business of the Company (the "Permits"). Except as set forth on Schedule 3.16, (i) the Permits are valid and in full force and effect and (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits, which default, individually or in the aggregate, would have a Material Adverse Effect.

          3.17 Finders and Investment Bankers. Neither the Company or any of its officers or directors nor the Stockholders have employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

          3.18 Books and Records. All constituent documents, business licenses, minute books, stock certificate books, stock transfer ledgers and other records of the Company (collectively, the "Records") have been maintained in accordance with sound business practices and Legal Requirements applicable to the Company. The Records are complete and accurate in all material respects and contain all material matters required to be dealt with in such Records.

          3.19 Title to and Condition of Assets. Except as set forth on Schedule 3.19, the Company owns and has good and marketable title to all of its assets (whether tangible or intangible) which are material to the conduct of the Company's business, free and clear from all Liens other than Liens that do not materially interfere with the present use by the Company of the property subject thereto or affected thereby. All of the assets owned, leased or used by the Company are in good operating condition and repair (except for normal wear and tear), are suitable for the purposes used and are adequate and sufficient for all current operations of the Company, and the use thereof is in material conformance with all applicable ordinances and regulations, and all building, zoning and other laws.

          3.20  Transactions  with  Certain  Persons.  Except  as set  forth  on
     Schedule 3.20, since January 1, 1998 the Company has not, except on an arm's-length basis, directly or indirectly, purchased, leased or otherwise acquired any assets or properties or obtained any services from, or sold, leased or otherwise disposed of any assets or properties or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of the Company), any person which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with the Company. Except as set forth in Schedule 3.20 the Company does not use or lease any property that is owned by any officer, director or affiliate of or any relative of any thereof.

          3.21 Absence of Certain Business Practices. None of the Company or any officer, employee or agent of the Company, nor any other person acting on its or their behalf, has, directly or indirectly, within the past three years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business which (a) would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would have had a material adverse effect on the business, or (c) if not continued in the future, would result in a material adverse effect or would subject the Company to suit or penalty in any private or governmental litigation or proceeding, in the case of (b) and (c), however, without taking into account ordinary and customary activities as permitted by the relevant jurisdictions.

          3.22 Real Property. The Company does not own any real property any interest therein other as identified on Schedule 3.22. Except as identified in Schedule 3.22, the Company owns outright, free and clear of any claim, lien, security interest, pledge, restriction, charge or encumbrance, all such real property estate and real estate interests and all leasehold improvements, equipment, inventory and other personal property used in its business or presently located in any of its premises, except for the lien, if any, of current taxes not yet due and payable.

          3.23 Real Property and Other Leases. All leases of real property and all material leases of other property, and amendments and modifications thereof, are in full force and effect and have not been modified or amended in any material respect, all rents and additional rents due to date under each such lease have been paid, the Company has been in peaceable possession since the commencement of the original term of such lease, and the Company does not have any knowledge of an uncured default under such leases by it or by the lessor under any of such leases nor of any event which with notice or lapse of time or both would constitute a default thereunder by the Company.

          3.24 Inventory. All of the inventory of the Company is carried on its books at cost (on the basis of FIFO and average cost).

          3.25 Accounts Receivable. All of the accounts receivable of the Company arose from bona fide transactions in the ordinary course of business, and none is subject to any defense, set-off or counterclaim.

          3.26 Taxes.

          (a) For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means, for any entity, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding on amounts paid to or by such entity or any subsidiary thereof, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, or other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority"), and (ii) liability of such entity or any subsidiary thereof for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (iii) liability of such entity or any subsidiary thereof for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          (b) Except as set forth in Schedule 3.26:

               (i) all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Closing Date by or on behalf of the Company (the "Company Tax Returns"), have been or will be filed when due (subject to any extensions of such due date) and each Tax Return is materially correct and complete as filed;

               (ii) the Company has timely paid, withheld or made provision on its books for all Taxes shown as due and payable on the Company Tax Returns that have been filed;

               (iii) no Company's Tax Returns relating to income or franchise Taxes filed with respect any Taxable years
          of  the  Company  has  been   examined  by   appropriate   income  tax
          authorities;

               (iv) the Company has not granted any extension or waiver of the limitation period applicable to any the Company Tax Returns;

               (v) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in a writing received by the Company against or with respect to the Company in respect of any Tax or assessment;

               (vi) there are no requests for rulings in respect of any Tax pending between the Company and any Taxing Authority;

               (vii) there are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet due;

               (viii) the Company will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the

          Company for any Tax period (or portion thereof) ending on or before the Closing Date;

               (ix) the Company has not been a member of an affiliated group other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by The Company, or a return for a group consisting solely of its predecessors, or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of another person other than the Company or any such predecessor;

               (x) the Company is not currently under any contractual obligation to pay to a Taxing Authority the income or franchise tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any income or franchise tax; and

               (xi) the Company has not signed any letter or entered into any agreement or arrangement in writing consenting to the surrender or sharing of any deductions, credits or other Tax attributes with any other person or transferred or assigned to any other person for Tax purposes any such items.

          3.27 Principal Customers and Suppliers.

          (a) Schedule 3.27 contains a true and complete list of the top 10 purchasers (by dollar volume) of the Company's products during the 12 months ended December 31, 1998 and the nine months ended September 30, 1999 and the aggregate dollar amount of their purchases thereof during such periods. Since January 1, 1999 no such purchaser has terminated its relationship with the Company or notified the Company in writing of its intention (for any reason) to terminate its relationship or reduce its purchases of Products by more than 50%.

          (b) Schedule 3.27 contains a true and complete list of the Company's top 10 suppliers (by dollar volume) during the 12 months ended December 31, 1998 and the nine months ended September 30, 1999 and the aggregate dollar amount of purchases from such suppliers during such periods. Since January 1, 1999 no such supplier has terminated its relationship with the Company or notified the Company in writing of its intention (for any reason) to terminate such relationship or reduce its sales to the Company from the level during the six months ended December 30, 1998.

          3.28 Product Returns. Schedule 3.28 hereto contains a true and complete description of the product return experience of the Company for the two years ended June 30, 1999.

          3.29 Product Liability. Schedule 3.29 hereto contains a true and complete description of the Company's product liability experience with respect to its business since January 1, 1997.

          3.30 Questionable Payments. Neither the Company nor any active employee acting on The Company's behalf has used any corporate funds for:
     (i) illegal contributions, entertainment or gifts for purposes of influencing the activities or decision making of a political official; or
     (ii) illegal payments, bribes or kickbacks to any United States government official or employee or foreign government official or employee or other third party. Neither the Company nor any director, officer or other employee of the Company has: (i) made any payments or provided services or other favors in the United States of America or in any other country in order to obtain preferential treatment or consideration by any governmental entity with respect to any aspect of the business of the Company; or (ii) made any political contributions which would not be lawful under the laws of the United States and the foreign country in which such payments were made. Neither the Company nor any director, officer or other employee of the Company or any customer or supplier of the Company has been the subject of any inquiry or investigation by any governmental entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of the Company or with respect to any political contribution.

          3.31 Disclosure. The representations and warranties by the Company and the Executives contained in this Agreement and in any document, instrument or certificate furnished or to be furnished by him in connection herewith or pursuant hereto do not contain any untrue statement of a material fact, or do not omit to state any material fact required to be stated therein in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.31 or elsewhere in this Agreement or in any document or certificate furnished or to be furnished as aforesaid in connection herewith or pursuant hereto shall not be affected or deemed waived by reason of the fact that SETO and/or its representatives know or should have known that any such representation or warranty is or might be inaccurate in any respect.

     Section 4. Representations and Warranties of SETO. SETO represents and warrants to the Company and the Stockholders as follows:

          4.1 Organization. SETO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly authorized to carry on its business where and as now conducted and to own, lease and operate properties as it now does.

          4.2 Corporate Authority, Etc.

          (a) SETO has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms; the execution, delivery and performance of this Agreement by SETO and the consummation of the Acquisition have been duly authorized by its Board of Directors and SETO is not bound by any contractual or other obligation that would be violated by the execution or performance of this Agreement; and this Agreement is a valid and binding obligation of SETO enforceable in accordance with its terms; and

          (b) Neither the execution and delivery of this Agreement nor the consummation by SETO of any of the transactions contemplated herein nor compliance by SETO with the terms, conditions and provisions hereof or of any agreement or instrument contemplated hereby will (i) conflict with, result in a breach of, or constitute an event of default under the certificate of incorporation or by-laws of SETO, or any material instrument, agreement, lease, license, franchise, permit, judgment, order, award, decree or other authorization, right, or obligation to which SETO is a party or any of its properties is subject or by which they are bound, or any statute, ordinance, rule or regulation applicable to SETO, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

          4.3 Governmental Consents and Approvals. The execution, delivery and performance by SETO of this Agreement and the consummation of the Acquisition by SETO requires no action by or in respect of, or filing with, any United States, state or local governmental body, agency, official or authority.

          4.4 Capitalization. SETO's authorized capitalization is 100,000,000 shares of capital stock, all of which is common stock, of which 10,949,100 shares are issued and outstanding. All the outstanding shares of SETO were duly authorized for issuance and are validly issued, fully-paid and non-assessable. There are no outstanding options, warrants, calls, commitments or rights of any kind relating to the issued or unissued capital stock or other securities or equity interests of SETO, except for issued stock options for 6,310,000 shares.

          4.5 Litigation. There is no litigation, proceeding or governmental investigation pending or, so far as is known to SETO, threatened, or any order, injunction or decree outstanding, against or relating to SETO or any of its properties or businesses.

          4.6 Finders' Fee. SETO has employed or utilized the services of a finder or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement, which constitutes a finders fee of 250,000 shares of SETO restricted 144 shares.

          4.7 Absence of Undisclosed Liabilities. Except to the extent fully reflected or reserved against in its July 31, 1999 balance sheet, SETO has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, but not limited to, any tax or other liabilities of any nature that were unknown or undetermined as of that date but that, if then known or determined, would have been required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis. There is no basis for the assertion against SETO of any liability of any nature (and in any amount) not fully reflected or reserved against in its July 31,

     1999 balance sheet or not incurred in the ordinary course of business thereafter.

     Section 5. Covenants of the Parties.

          5.1 Preserve Accuracy of Representations; Other Action. Each party will use its best efforts to cause the satisfaction of the conditions to the obligations of the parties set forth in Section 8 and to prevent the taking of any action that would result in any of the representations and warranties of such party not being true in and as of the Closing Date.

          5.2 Exhibits. Any information furnished in an exhibit to this Agreement shall be deemed to be furnished under any other exhibit which calls for the furnishing of the same information whether or not that information is separately stated in such other schedule.

          5.3 Further Action. Each party to this Agreement shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

          5.4 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation, preparation and closing of this Agreement and in connection with all duties and obligations required to be performed by it under this Agreement.

          5.5 Public Announcements. SETO and the Executives will use their best efforts to mutually agree on any press release or other public announcement with respect to this Agreement and the transactions contemplated hereby. No public announcement about this Agreement shall be made by either party, except as otherwise required by law, without the prior written approval of the other party, which approval shall not be withheld unreasonably.

          5.6 Consents and Approvals. The parties shall cooperate in using their best efforts to obtain as promptly as practicable all approvals, consents and authorizations, governmental, regulatory or otherwise, which may be required in connection with the consummation of the Acquisition.

     Section 6. Covenants of the Company.

          6.1 Access to Information. From the date hereof until the Closing Date, the Company shall permit SETO and its representatives to make such investigation of the assets and the businesses of the Company as the Company may desire, and the Company further agrees to give to SETO and its legal counsel, accountants and other representatives, upon reasonable notice, during normal business hours, full access throughout the period to the Closing Date to all of its offices, properties, assets, books, agreements, commitments, records and files. The Company further agrees to furnish to SETO, upon request, during that period, such financial and operating data and all other scientific and technical information as SETO may reasonably request, and to instruct the Company's employees, counsel and financial advisors to cooperate with SETO in its investigation of the business of the Company. The Company shall also keep SETO apprised of any material developments affecting its Intellectual Property.

          From the date hereof until the Closing Date, reasonably promptly following the end of each month, the Company will deliver to SETO a copy of the management reporting package prepared by the Company for such month in the ordinary course of its business for internal distribution.

          6.2 Conduct of the Company Pending the Closing. From the date hereof until the Closing Date, the Company shall in all material respects operate only in the ordinary course of business. Without limiting the generality of the foregoing, until the Closing Date the Company:

               (a) not pay, discharge, satisfy or accrue any liability for any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities incurred in the normal course of business;

               (b) not make loans or advances or incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness, or issue or sell any debt securities or guarantee, endorse or otherwise as an accommodation become responsible for the obligations of others;

               (c) not take any action that would result in any of the representations or warranties of the Executives set forth in this Agreement becoming untrue or in any of the conditions to the closing set forth in Section 7.1 hereof not being satisfied;

               (d) promptly notify SETO in writing of, and furnish any information which SETO may request with respect to, the occurrence of any event or the existence of any state of facts that would result in any of the Company or the Executives' representations and warranties not being true as of the Closing Date, including, but not limited to, any material litigation, proceeding or governmental investigation threatened or asserted by or against the Company, any material adverse change in the condition (financial or otherwise), assets, liabilities or business of the Company or any other occurrence of any kind which materially and adversely affects the assets, business or prospects of the Company;

               (e) except as required by existing employment agreements, not (i) grant or agree to grant any general increase in the rates of salaries or compensation of its employees, or any specific increase to any employee whose total salary or compensation after the increase would be at any annual rate in excess of $50,000, or increase the pension, retirement or other employment benefits of its employees, (ii) enter into any written contract, agreement or plan covering any director, officer, consultant or employee that provides for the making of payments, the reduction of any exercise price or the acceleration of vesting of any benefit or right or any other entitlement contingent upon (1) the Acquisition or
          (2) the termination of employment after the Acquisition if such payment, acceleration or entitlement would not have been provided but for the Acquisition, (iii) adopt or amend any conditions under any stock option plan, (iv) enter into or amend any employment, severance or other similar arrangements or agreements or special pay arrangements with respect to termination of employment with any of its directors, officers, consultants or employees, or (v) make any offer of employment to any person or offer any employee or former employee engagement for consulting services;

               (f) not issue or commit itself to issue any shares of its capital stock or other securities or options or warrants with respect thereto;

               (g) not declare, set aside or pay any dividends or other distribution in respect of its capital stock; redeem, purchase or otherwise acquire any of such stock; or make any direct or indirect payment of any kind to any of its stockholders, to any corporation controlled by any of its stockholders, or to any relative of any of its stockholders, except compensation for services rendered in each case consistent with past practice;

               (h) not amend its certificate of incorporation or by-laws or change any of its banking arrangements, or amend any lease, agreement or commitment set forth in any exhibit hereto;

               (i) not acquire or agree to acquire by merging or consolidating with or by purchasing any material portion of the capital stock or assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business condition of the Company taken as a whole;

               (j) not waive any of its rights or claims having value, except rights or claims that individually or in the aggregate are not material in amount and are waived in the ordinary course of business;

               (k) not enter into any lease, agreement or commitment which, if entered into prior to the date of this Agreement, would have been required to be included in any exhibit hereto, except with SETO's prior written approval;

               (l) not settle or compromise, or agree to settle or compromise, any suit or other litigation matter or any matter in an arbitration proceeding;

               (m) not commence a lawsuit other than for the routine collection or amounts due and owing;

               (n) not change the accounting methods or practices followed by the Company, make any material tax election, file any material ($10,000) tax agreement, or settle any material tax claim or assessment;

               (o) not (a) expend cash in excess of $25,000 in any single transaction or series of related transactions, except in the ordinary course of business, (b) purchase any item of capital equipment costing in excess or $25,000 or (c) enter into any capital commitment or long-term obligation equal to or in excess of $25,000;

               (p) maintain and preserve its business organizations intact, retain its present employees so that they will be available to SETO after the Acquisition, and maintain its relationships with suppliers, customers and others so that they will be preserved after the Acquisition;

               (q) keep in full force and effect all of its existing liability insurance, and will not modify or reduce the coverages thereunder;

               (r) duly comply with (A) all laws, ordinances, orders, injunctions and decrees applicable to the Company and to the conduct of its business, and (B) all material agreements and obligations by which it, its properties or its assets may be bound;

               (s) not amend, willfully violate or terminate any material agreements, including, without limitation, any agreements pursuant to which it has been granted a license or exclusive rights in a geographical area or field of use;

               (t) not amend or abandon, or allow to become amended or abandoned, any pending application for a patent, or fail to maintain any existing patent owned or licensed to it; and

               (u) maintain all of its machinery and equipment in customary repair, maintenance and condition, except to the extent of normal wear and tear.

          6.3 Other Offers. The Company agrees that it has terminated any existing negotiations contemplating the sale, merger, or acquisition of the Company or its business, or the possible acquisition of a material portion of its assets or the issue or sale of authorized capital stock or other securities of the Company which would directly or indirectly constitute a change in control of the Company (a "Sale of the Company") and (b) from the date hereof until the Closing Date or the earlier termination of this Agreement, (i) to refrain, directly and indirectly, from soliciting or initiating discussions with any person or entity other than SETO relating to any offers, negotiations, understandings, letters of intent, commitments or agreements, written or oral, contemplating the Sale of the Company, (ii) to conduct its business only in the ordinary course consistent with its current business strategy, except that the Company will not sell, assign, license or otherwise diminish or dispose of any of its material assets or properties except after consultation with SETO, and
     (iii) not to participate, directly or indirectly, in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or seek a Sale of the Company. The Company shall inform SETO within one business day of its receipt of any offer, proposal or inquiry relating to any Sale of the Company.

          6.4 Notices of Certain Events. The Company shall, upon obtaining knowledge of any of the following, promptly notify SETO of and, if same be in writing, promptly deliver to SETO copies of: (i) any notice or communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated herein;
     (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated herein; (iii) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against the Company; and (iv) any adverse determination or recommendation in connection with any governmental proceeding regarding any of the Company's products.

          6.5 FIRPTA. The Company shall deliver to the Internal Revenue Service a properly executed notice in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) which states that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(e) of the Code. The Company shall provide a copy of such statement to SETO for purposes of satisfying SETO's obligations under Treasury Regulation Section 1.1445-2(c)(3) within the 30 day period immediately preceding the Closing Date.

          6.6 Consents. The Company shall use its best efforts to cause obtain at the earliest practicable date, by instruments in form and substance satisfactory to SETO and without any conditions materially adverse to the Company or to SETO, all consents and approvals referred to in Schedule 3.6. SETO shall cooperate to the extent reasonably required in order to obtain such consents, but SETO shall not be obligated to agree to any change in any lease or agreement or to agree to make any payment or furnish any guaranty in connection with any such consents.

          6.7 Maintenance of Business. The Company will use its best efforts to carry on its business and preserve its relationships with those customers, suppliers, licensees, licensors and commercial partners that are material to its business in substantially the same manner as it has prior to the date hereof. Should the Company become aware of a material deterioration in any such relationship, it will promptly bring such information to the attention of SETO in writing.

     Section 7. Covenants of SETO.

          7.1 Notices of Certain Events. SETO shall, upon obtaining knowledge of any of the following, promptly notify the Company of and, if same be in writing, promptly deliver to the Company copies of: (i) any notice or communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated herein; and (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated herein.

     Section 8. Conditions to the Acquisition.

          8.1 Conditions Precedent to Obligations of SETO. The obligation of SETO to consummate the Acquisition is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by SETO):

               (a)  All   representations   and   warranties   of  the  Company,
          Stockholders and the Executives shall be true and accurate at and as of the time of the Closing with the same effect as though made again at and as of that time;

               (b) The Company, the Stockholders and the Executives shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it or them prior to or at the Closing;

               (c) The Company shall have been furnished with a certificate (dated the date of the Closing and in form and substance reasonably satisfactory to the Company) executed by the chief executive officer and chief financial officer of the Company and by each Stockholder and Executive certifying to the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b);

               (d) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Acquisition shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

               (e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States or China which would prevent the consummation of the Acquisition;

               (f) Since the date hereof, (a) there shall have been no changes that constitute, and (b) no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company;

               (g) All and other governmental consents, orders and approvals legally required for the consummation of the Acquisition and the transactions contemplated hereby shall have been obtained and be in effect at the date of the Closing; SETO shall have received duly executed copies of all of the instruments evidencing those consents, orders and approvals; no such consent, order or approval shall have any terms which in the reasonable judgment of SETO, when taken together with the terms of all such consents, orders or approvals, would materially impair the value to SETO of the Acquisition; and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to SETO of the Acquisition;

               (h) each of the Company's directors, officers and its ten largest stockholders (determined as of the date hereof and as of the Closing
          Date) shall have entered into an agreement with SETO not to compete with SETO or the Company for a period of three years from the Closing Date.

          8.2 Conditions Precedent to Obligations of the Company. The obligation of the Company and the Stockholders to consummate the Acquisition is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Company) and the Stockholders:

               (a) All representations and warranties of SETO shall be true at and as of the time of the Closing with the same effect as though made again at and as of that time;

               (b) SETO shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing; and

               (c) The Company shall have been furnished with a certificate (dated the date of the Closing and in form and substance reasonably satisfactory to the Company) executed by the chief executive officer and chief financial officer of SETO certifying to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b).

     Section 9. Closing.

          9.1 Time and Place of Closing. The parties shall deliver the documents referred to in Sections 9.2 and 9.3 at a closing to be held at the offices of Messrs. Hofheimer Gartlir & Gross, LLP, 530 Fifth Avenue, New York, New York 10036 on April 17, 2000 (or such other place and time as the parties shall agree).

          9.2 Documents To Be Delivered by the Company and the Stockholders. At the Closing, the Company shall deliver to SETO the following:

               (a) Copies of resolutions of its board of directors authorizing its execution, delivery and performance of this Agreement and its consummation of the Acquisition, and a certificate of its secretary, dated the date of the closing, that such resolutions were duly adopted and are in full force and effect;

               (b) The certificates referred to in Section 8.1(c);

               (c) An opinion of counsel in form and substance satisfactory to SETO's counsel;

               (d) The non-compete agreements described in Section 8.1(k).

               (e) Stock certificates from each Stockholder  representing all of his ownership of shares of the Company, endorsed to SETO or accompanied by a signed stock power transferring to SETO all of such shares, together with all applicable stock transfer stamps relative to said certificates;

          9.3 Documents To Be Delivered by SETO. At the Closing, SETO shall deliver to the Stockholders the following:

               (a) copies of resolutions of its Board of Directors authorizing its execution, delivery and performance of this

          Agreement and its consummation of the Acquisition and certificates of its secretary of SETO, dated the date of the Closing, that such resolutions were duly adopted and are in full force and effect; and

               (b) the certificate referred to in Section 8.2(c);

               (c) the SETO Shares representing the Purchase Price designated for such Stockholder in Section 1.2.

     Section 10. Survival of Representations and Indemnity.

          10.1  Survival.   The  representations,   warranties,   covenants  and
     agreements of the parties shall survive the Closing Date for two years.

     Section 11. Termination.

          11.1 Grounds for Termination. This Agreement may be terminated by written notice to the other parties, by any party (i) if at any time prior to the date of the Closing any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in this Agreement incapable of fulfillment, or (ii) if on the date on which the Closing would otherwise have been held, any condition to its obligations has not been fulfilled, or (iii) if for any reason other than its own wilful default, the Acquisition has not been consummated on or before April 17, 2000.

          11.2 Continuing Liability. The termination of this Agreement pursuant to Section 11.1 shall not relieve the Company or


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


     SETO or any Stockholder or Executives, from any liability for breach of this Agreement prior to the date of termination.

     Section 12. Indemnification.

          12.1 The Company, the Executives and the Stockholders on the one hand, and SETO on the other, do hereby agree to indemnify, defend and hold harmless each other from and against any and all claims, demands, damages, losses, injuries, liabilities, penalties, costs, expenses (including without limitation reasonable attorneys' fees), suits, actions, investigations, judgments and fees which may be imposed upon, incurred or suffered by or asserted against it arising out of or in connection with any one or more of the following:

               (a) Any  failure  to  perform  or  comply  with  any  agreements,
          obligations  or  undertakings   to  be  performed   pursuant  to  this
          Agreement; and

               (b) Any breach of any of their respective presentation, warranty, covenant or agreement made in this Agreement, or in respect of the facts associated therewith.

               (c) Notwithstanding subparagraph (a) of this Section 12.1, no indemnifying party shall have liability under this Section 12.1 with respect to any single or aggregate claim for less than US $50,000.

               (d) A party seeking indemnification shall notify the indemnifying parties within a reasonable time in writing of any action, claim or liability in respect of which it intends to claim such indemnification, provided that the failure to give timely notice shall not release any of the indemnifying parties from any liability to the extent the indemnifying parties are not prejudiced thereby. The indemnifying parties shall have the right, by prompt notice to the party seeking indemnification to assume the defense of such claim with counsel reasonably satisfactory to the party seeking indemnification, and at the sole cost of the indemnifying parties. If the indemnifying parties do not so assume the defense of such claim, the party seeking indemnification may assume such defense with counsel of its choice and at the sole cost of the indemnifying parties. If the indemnifying parties so assume such defense, the party seeking indemnification may participate therein through counsel of its choice, but at its sole cost. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of- pocket costs of such assistance shall be for the account of the Indemnifying Parties. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided that the party seeking indemnification shall have no obligation to consent to any settlement of any such claim which imposes on SETO any liability or obligation which cannot be assumed and performed in full by the Indemnifying Parties.


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


     Section 13. Miscellaneous.

          13.1 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instructions, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          13.2 Schedules. Any information furnished in a schedule to this Agreement shall be deemed to be furnished under any other schedule which calls for the furnishing of the same information whether or not that information is separately stated in such other schedule.

          13.3 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all duties and obligations required to be performed by it under this Agreement.

          13.4 Public Announcements. No public announcement about the Acquisition shall be made by any party hereto without the prior written approval of the other parties, which approval shall not be withheld unreasonably, subject to SETO's obligation to comply with federal securities laws.

          13.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by reputable overnight courier or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice to the other parties pursuant to this provision):

          (a)  if to the Company or any Executive or Stockholder, at:

               Fimas Electronics Sdn. Bhd.
               Lot 8A9, Lorong Perusahaan 6c
               Kawasan MIEL Kulim
               09000 Kulim, Kedah, Malaysia
               ATT: Lim Ah Huat, Charirman


          (b)  if to SETO Holdings, Inc., at

               554 North State Road
               Briarcliff Manor, New York 10510
               Attn:  Eugene J. Pian, Chairman

               With a copy to:

               Hofheimer Gartlir & Gross, LLP
               530 Fifth Avenue - 9th Floor
               New York, New York 10036
               Attn: Richard G. Klein, Esq.

          13.8 No Assignment. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties.

          13.9 Entire Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of

     Nevada, exclusive of its choice-of-law principles. Each party hereby irrevocably submits to the jurisdiction of any state or Federal court sitting in Wake County, North Carolina in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably waives the defenses of improper venue or an inconvenient forum for the maintenance of any such action or proceeding to the fullest extent permitted by law.

          13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, exclusive of its choice-of-law principles. Each party hereby irrevocably submits to the jurisdiction of any state or Federal court sitting in New York County, New York in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably waives the defenses of improper venue or an inconvenient forum for the maintenance of any such action or proceeding to the fullest extent permitted by law.

          13.11 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          13.13 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          13.14 Choice of Language. The parties declare that at their request, the present Agreement, along with all notices, schedules, exhibits, etc. has been drawn up in the English language and henceforth, all communications between them, including without limitation those intended to have any legal effect, are to be in the English language.

          13.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first written above.

                                        SETO HOLDINGS, INC.


                                        By:  /S/ Eugene J. Pian
                                             ----------------------------------
                                             Name:  Eugene J. Pian
                                             Title: Chairman


                                        FIMAS SDN BHD
                                        FIMAS ELECTRONICS SDN BHD


                                        By:  /s/ Lim Ah Huat
                                             ----------------------------------
                                             Name:  Lim Ah Huat
                                             Title: Chairman


                                        STOCKHOLDERS:


                                        By:  /s/ Lim Ah Huat
                                             ----------------------------------
                                             Name:  Lim Ah Huat

                                             /s/  Yap Hun Kok
                                             ----------------------------------
                                             Name:  Yap Hun Kok

                                             /s/  Voon Soo Tuck
                                             ----------------------------------
                                             Name:  Voon Soo Tuck

                                             /s/  Voon Su Piang
                                             ----------------------------------
                                             Name:  Voon Su Piang

                                             /s/  Wang Yunn Ing
                                             ----------------------------------
                                             Name:  Wang Yunn Ing

                                             /s/  Tiew Cheow Nan
                                             ----------------------------------
                                             Name:  Tiew Cheow Nan


                                      -66-